Exhibit 10.1

May 14, 2015

Mr. Amit Agrawal

Dear Amit:

On behalf of Bellerophon Therapeutics (the “Company”), I am pleased to offer you employment as Vice President and Chief Operating Officer. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1.              POSITION

•                       You will be employed to serve on a full-time basis as the Company’s Vice President and COO, reporting directly to me. You will primarily be responsible for Commercial Strategy and Business Development, but will also have oversight of Finance, IT and other G&A functions and will be a member of the Bellerophon Leadership Team. Your employment with the Company will begin on July 8, 2015 or such other date as may mutually be agreed upon by you and the Company (the “Start Date”)

2.              COMPENSATION

•                       Your base salary will be at the annualized rate of $235,000.00, less all applicable taxes and withholdings, to be paid in bi-weekly installments in accordance with the regular payroll practices of the Company. Your base salary will be subject to annual review by the Company.

•                       Following the end of each calendar year and subject to the approval of the Company’s Board of Directors, you will be eligible to receive a retention and performance bonus. The target amount of such annual bonus will be 35% of your annualized base salary, which shall be paid in equal parts cash and equity. Your actual annual bonus may be more or less than the above-stated target amount, and will be determined by the Company based on its performance and your performance during the applicable calendar year, as determined by the Company in its sole discretion. You must be employed by the Company on the date any annual bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2015 calendar year.

53 Frontage Road, Suite 301, Hampton, NJ 08827 | 908-574-4770 | bellerophon.com

•                       The Company will grant you an option to purchase 100,000 shares of Bellerophon common stock (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) at a per share exercise price equal to the fair value of the Common Stock at the date you commence employment with the company (as determined by the Board of Directors of the Company) (the “Option”). The shares will vest in five equal installments, with the first installment vesting on the Start Date, and the remaining four installments vesting annually on each of the first four anniversaries of the Start Date. The Option shall be evidenced by the form of Stock Option Agreement provided to you and your acknowledged receipt thereof.

•                       As we discussed, in connection with your employment with the Company, you will be relocating to New Jersey. In order to assist with your relocation, the Company will reimburse you up to $50,000 for reasonable expenses incurred by you in such relocation (including expenses incurred in maintaining a temporary residence in New Jersey and closing costs incurred in purchasing a new residence) (the “Relocation Expenses”), so long as such expenses are incurred no later than November 30, 2015. The Relocation Expenses will be paid to you in a lump sum within sixty (60) days following your relocation to New Jersey (subject to your execution of the “New Jersey Ancillary Agreement” (as defined below)) provided that you deliver to the Company reasonable substantiation and documentation of your relocation expenses. For the avoidance of doubt, no part of the Relocation Expenses will be paid to you prior to your relocation to New Jersey and execution of the New Jersey Ancillary Agreement, and no expenses will be reimbursed if incurred after you cease to be employed by the Company for any reason. If, prior to the one-year anniversary of the Start Date, the Company terminates your employment for “Cause” (as defined below) or you resign your employment for any reason, you will not be eligible for any unpaid Relocation Expenses and will be obligated to repay to the Company, within thirty (30) days following your separation, all Relocation Expenses received by you prior to your last day of employment.

3.              BENEFITS

•                       You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. The Company currently offers medical, dental, disability, life insurance and 401(k) benefit plans. Benefits are subject to change at any time in the Company’s sole discretion.

•                       You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays and twenty (20) paid time off (PTO) days each calendar year. The number of PTO days for which you are eligible will be pro-rated based on your

Start Date and will accrue ratably each month that you are employed during a calendar year.

4.              OTHER TERMS AND CONDITIONS OF EMPLOYMENT

•                       In the event the Company terminates your employment without Cause, the Company will, for a period of six (6) months following your termination of employment, continue to pay to you, as severance pay, an amount equal to your base salary rate as of your termination date (the “Severance Pay”). The Severance Pay is contingent upon your executing and allowing to become effective (within 60 days following your termination or such shorter period as the Company specifies) a severance and release of claims agreement in the form provided by the Company (the “Severance Agreement”). Payment of the Severance Pay will begin on the first regular payday whose cutoff date occurs after the Severance Agreement becomes effective, provided that if the sixty (60) day period for the Severance Agreement ends in a calendar year subsequent to the year in which your employment is terminated, payment will not begin before the first business day of that subsequent year if the Severance Pay is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this letter, the term “Cause” means: (i) commission of, or indictment or conviction for, any crime involving moral turpitude or any felony; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of, your duties and responsibilities to the Company; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company; (v) your breach of the terms of this offer letter, the New Jersey Ancillary Agreement, or any other agreement between you and the Company; or (vi) your failure to relocate to New Jersey by October 1, 2015.

•                       Following your relocation, and once you are residing in New Jersey, you shall execute, as a condition of your continued employment with the Company, the Company’s standard Employee Confidentiality, Non-Solicitation, Non-Competition, and Work Product Assignment Agreement to be provided by the Company (the “New Jersey Ancillary Agreement”). As additional consideration for your execution of the New Jersey Ancillary Agreement, the Company will provide you with the Relocation Expenses, as defined above. For the avoidance of doubt, this provision shall not become effective and shall not apply prior to your relocation to New Jersey.

•                       Your employment with the Company is conditioned on your eligibility to work in the United States. You agree to provide to the Company, within three (3) days of your Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. To that end, a copy of an 1-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

•                       While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience to the performance of your duties, which may be redefined or modified by the Company from time to time.

•                       The Company’s employment offer is contingent upon your successful completion of a background check, drug screen and completed reference check.

•                       By signing this letter you agree that this offer is personal and confidential and should not be discussed with any other employees in the Company.

•                       Your employment with the Company is at will. This means that you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause or notice. This letter is not a contract, nor a promise of employment for any specific duration. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth above.

•                       For purposes of this letter, a termination of employment will mean a “separation from service” as defined in Section 409A, and each amount to be paid as Severance Pay will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. All compensatory payments are subject to applicable tax and other required withholding.

•                       This letter constitutes the final and complete agreement with respect to your employment and supersedes any and all prior or contemporaneous discussions, representations or commitments, whether written or oral, relating to the terms of your employment.

•                       You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If you agree with the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me by the close of business on May 18, 2015.

We are very much looking forward to having you join our team.

Sincerely,

/s/ Jonathan Peacock
Jonathan Peacock
Chairman & CEO
Bellerophon Therapeutics

The foregoing correctly sets forth the terms of my at-will employment with Bellerophon Therapeutics. I am not relying on any representations other than those set forth above.

/s/ Amit Agrawal	17 MAY, 2015
Amit Agrawal	Date